                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Roseville Communications Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (6)  Amount Previously Paid:

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     (7)  Form, Schedule or Registration Statement No.:

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     (8)  Filing Party:

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     (9)  Date Filed:

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

                        ROSEVILLE COMMUNICATIONS COMPANY
                                  P.O. BOX 969
                               200 VERNON STREET
                          ROSEVILLE, CALIFORNIA 95678

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Roseville Communications Company to be held at the Company's Facility at 8150 Industrial Avenue, Building A, Roseville, California, on Friday, May 18, 2001 at 8:00 p.m.

     At the meeting, shareholders will be asked to approve an amendment to the Company's Articles of Incorporation to change the name of the Company to [TO COME] and to elect the eight directors. As we do at each annual meeting of our shareholders, officers will present reports on the various activities of Roseville Communications Company and its subsidiaries, and about our financial performance. Information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

     Under the Company's ongoing diversification program, its services now extend well beyond its telephone company subsidiary's traditional service territory in Roseville, California. The Board believes the new corporate name will capture this service expansion and signify the reliability that Company customers have come to appreciate, while assuring intellectual property rights on a national basis. The ["TO COME"] name will be used only in connection with the parent company and the Company's newer businesses. Please note that the name change will not affect the Company's telephone subsidiary, which will remain as "Roseville Telephone Company." More discussion is included in the materials, and we urge you to read them carefully.

     The Board of Directors recommends that you vote your shares IN FAVOR of the election of directors and the proposal to amend the Articles of Incorporation to change the name of the Company. For the first time, shareholders may vote one of three ways:

     - By Mail: Fill in, date and mail your proxy card.

     - By Telephone: Call 1-800-293-8533.

     - By Internet: Go to www.continentalstock.com to vote on the internet

     Your vote is important, and whether or not you plan to attend the meeting, I hope you will vote as soon as possible.

     Thank you for your continued support.

                                          Sincerely yours,

                                                   /s/ Thomas E. Doyle

                                          Thomas E. Doyle
                                          Chairman of the Board

                        ROSEVILLE COMMUNICATIONS COMPANY
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To The Shareholders:

     The Annual Meeting of Shareholders of Roseville Communications Company (hereinafter called the Company) will be held at the Company's Facility at 8150 Industrial Avenue, Building A, Roseville, California, on Friday, May 18, 2001 at 8:00 o'clock P.M., for the following purposes:

          1. To consider and act upon a proposal to amend the Company's Articles of Incorporation to change the Company's corporate name to "[To Come]";

          2. To elect a Board of eight (8) Directors; and

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record on the books of the Company as of 5:00 o'clock P.M., March 30, 2001 will be entitled to vote at the meeting or any adjournment thereof.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                    /s/ Neil J. Doerhoff

                                                    NEIL J. DOERHOFF
                                                       Secretary

         SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE
        AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, AS WELL
             AS BY TELEPHONE OR BY MAILING THE ENCLOSED PROXY CARD.

Roseville, California, April 6, 2001.

                        ROSEVILLE COMMUNICATIONS COMPANY
                                  P.O. BOX 969
                               200 VERNON STREET
                          ROSEVILLE, CALIFORNIA 95678
                                 APRIL 6, 2001
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Roseville Communications Company (hereinafter called the Company) to be used at the Annual Meeting of Shareholders on May 18, 2001, or any adjournment thereof, for the purposes set forth in the foregoing notice. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person.

     The approximate date of mailing to shareholders of Notice of Annual Meeting and this Proxy Statement is April 6, 2001.

                                 VOTING RIGHTS

VOTING

     The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, to cumulative voting in the election of Directors. Only shareholders of record at 5:00 o'clock P.M. on March 30, 2001, will be entitled to vote at the Annual Meeting. As of the close of business on March 8, 2001, there were 15,493,557 shares of the Company's Common Stock outstanding. On March 8, 2001, no person was known by the Company to be the beneficial owner of more than five percent of its issued and outstanding Common Stock, except as follows:

                                                       AMOUNT AND NATURE      PERCENT
       NAME AND ADDRESS OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP   OF CLASS
       ------------------------------------         -----------------------   --------
Roseville Telephone Company Retirement Supplement
  Plan............................................       1,574,084(1)           10.2%
  P.O. Box 969
  Roseville, California 95678

---------------
(1) Shared voting and investment power.

     Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

     In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him or to distribute his votes upon the same principle among as many nominees as he thinks fit. The eight candidates for election as Directors at the Annual Meeting of Shareholders who receive the highest number of affirmative votes will be elected.

     Approval of the proposal to amend the Company's Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of the Company. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

VOTING ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE

     Shareholders whose shares are registered directly with Continental Stock Transfer & Trust Company ("Continental") (which assumed the Company's stock transfer agent duties in March 2001) may vote either via the Internet or by calling Continental. Specific instructions to be followed by any registered shareholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

     If your shares are held in "street name" and are registered in the name of a brokerage firm or nominee, you may be able to vote your shares electronically over the Internet or by telephone. A large number of brokerage firms and nominees are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If your brokerage firm or nominee is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Votes submitted via the Internet must be received by 11:59 p.m. Eastern Time on May 17, 2001.

                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                          TO CHANGE THE CORPORATE NAME

PROPOSED AMENDMENT

     The Company's Board of Directors has adopted, and is recommending to the shareholders for their approval at the Annual Meeting, a resolution to amend Article First of the Company's Articles of Incorporation to change the corporate name. The applicable text of the Board's resolution is as follows:

          "RESOLVED, that Article First of the Company's Articles of Incorporation be amended to read in its entirety as follows:

          FIRST: The name of this corporation is: [To Come]."

     In the judgment of the Board of Directors, the change of corporate name is desirable in view of the evolving changes in the business of the Company. While the Company's business for many years consisted solely of the operations of its local telephone subsidiary in Roseville, California, under the ongoing diversification program, the Company's services now include wireless, competitive broadband, integrated data and other newer services serving customers both within and well beyond the telephone company's traditional service territory. The Board of Directors believes it is important for customers, the investment community and shareholders to grasp fully that the Company's service capability extends well beyond the boundaries of the City of Roseville, and in recent years the Company's newer businesses such as RCS Wireless, RCS Internet Services and RCS Digital Services, have used the "RCS" preface to emphasize the broader range of the Company's products and services. However, the Board of Directors now believes it is in the interests of the Company to select a new name for which the Company is assured it can protect its intellectual property rights on a national basis. The Board of Directors believes the new corporate name will capture both the expanded reach of the Company's products and services and the reliability that Company customers have come to appreciate.

     If the proposed name change is adopted, it is the intention of the Company to use the [To Come] name in its communications with shareholders and the investment community, and the [To Come] name in conjunction with a number of the Company's emerging businesses. The Company intends to continue to use the "Roseville Telephone Company" name for its historical telephone operations.

     If the amendment is adopted, shareholders will not be required to exchange outstanding stock certificates for new certificates.

APPROVAL BY SHAREHOLDERS

     Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company. If approved by the shareholders, the amendment to Article First will become effective upon filing with the Secretary of State of California of a Certificate of Amendment to the Company's Articles of Incorporation, which filing is expected to take place shortly after the Annual Meeting. However, the Board of Directors will be authorized, without a further vote of the shareholders, to abandon the name change and determine not to file the Certificate of Amendment if the Board concludes that such action would be in the best interests of the Company and its shareholders. If this proposal is not approved by the shareholders, then the Certificate of Amendment will not be filed.

     THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE CORPORATE NAME IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL.

                             ELECTION OF DIRECTORS

     The following persons are nominees for Director to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and shall qualify. The nominees constitute the present Board of Directors, six of whom were elected at the last Annual Meeting of Shareholders of the Company. Kirk C. Doyle and Timothy D. Taron were elected to the Board of Directors in August and October, 2000, respectively. The information below is provided as of March 8, 2001.

     Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director.

 OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF EACH
                           OF THE FOLLOWING NOMINEES:

                                                                                                      DIRECTOR
          NAME             AGE    PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE FOR PAST FIVE YEARS     SINCE
          ----             ---    ----------------------------------------------------------------    --------
Thomas E. Doyle(1).......  72     Chairman of the Board of Directors of the Company (since 2000);       1951
                                    Vice President (from 1972 to 2000) and Secretary-Treasurer
                                    (from 1965 to 2000) of the Company.
Brian H. Strom...........  58     President and Chief Executive Officer of the Company.                 1993
Ralph E. Hoeper..........  76     President, Foresthill Telephone Company, Foresthill, California.      1987
John R. Roberts III......  49     Executive Director (since 1999), The Natomas Basin Conservancy;       1993
                                    Executive Director, California Rice Industry Association (from
                                    1990 to 1998); Director, Meta Information Services, Inc.,
                                    Sacramento, California.
Chris L. Branscum........  52     Managing Director of Hallador Venture Partners, LLC, Sacramento,      1999
                                    California; President and Chief Executive Officer (since 2000)
                                    and Director, Repeater Technologies, Inc., Sunnyvale,
                                    California.
Neil J. Doerhoff.........  49     Secretary of the Company (since 2000); Financial Consultant;          1999
                                    Corporate Secretary (from 1987 to 2000), Raley's, Sacramento,
                                    California.
Kirk C. Doyle(1).........  47     Realtor, Kirk Doyle Realty, Roseville, California.                    2000
Timothy D. Taron.........  50     Partner (since 1981), Hefner, Stark & Marois, LLP                     2000
                                    (Attorneys-at-Law), Sacramento, California.

---------------
(1) Thomas E. Doyle is the father of Kirk C. Doyle.

DIRECTORS' MEETING, COMMITTEES AND FEES

     During 2000, the Board of Directors held 12 meetings. Each Director attended at least 75 percent of the Board meetings and meetings of the committees of which he is a member.

     The Company has a Compensation Committee composed of Messrs. Hoeper, Roberts, Branscum, Doerhoff and Doyle (Kirk). Mr. Roberts is the Chairman. The functions of the Compensation Committee include development of compensation strategy and review of the compensation and performance of officers of the Company, review and approval of criteria for the granting of bonuses, and administration of the Company's stock-based benefit plans and other officer and director compensation arrangements. The Compensation Committee met four times during 2000.

     The Company has an Audit Committee composed of Messrs. Roberts, Branscum, Doerhoff and Taron. Mr. Doerhoff is the Chairman. The principal functions of the Audit Committee are to (i) make recommendations to the full Board of Directors concerning the appointment of independent auditors, (ii) review the scope of the audit and the audit procedure to be utilized, (iii) review with the independent auditors and internal auditors the effectiveness of accounting and financial controls, and (iv) discuss with the independent auditors the results of their audit and review the Company's financial statements to be presented to shareholders to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. A copy of the Audit Committee Charter is attached as Appendix A. The Audit Committee met four times during 2000.

     The Company has a Nominating Committee composed of Messrs. Doyle (Thomas), Strom and Branscum. Mr. Branscum is the Chairman. The purpose of the Nominating Committee is to (i) develop policies relating to the size and composition of the Board of Directors, (ii) monitor and evaluate officer appointments and develop plans for managerial succession and (iii) recommend a slate of nominees to the Board of Directors. The Nominating Committee will consider recommendations for nominees for directorship submitted by shareholders. Shareholders who wish the Nominating Committee to consider their recommen-dations for the position of director should submit their recommendations in writing to the Nominating Committee in care of the Secretary of the Company at our principal executive offices. The Nominating Committee met three times during 2000.

     All Directors other than Thomas E. Doyle (beginning in October 2000) and Brian H. Strom were compensated by a fee of $1,000 per month and $750 for each Board meeting they attended in 2000. Directors also receive $500 for each Committee meeting they attend ($750 if the meeting is on a day different than a Directors' meeting). Committee Chairmen also receive a fee of $2,500 annually.

     The non-employee Directors of the Company are entitled to participate in the Roseville Communications Company 2000 Equity Incentive Plan (the "2000 Plan"). Pursuant to the 2000 Plan, options to purchase 1,250 shares of Common Stock are automatically granted, beginning in the year 2000, to each non-employee Director upon the conclusion of each regular annual meeting of the Company's shareholders. Non-employee Directors are also eligible to receive other grants under the 2000 Plan, including additional options. In 2000, options to purchase 6,250 shares were granted to each of the non-employee Directors, of which options to purchase 1,250 shares constituted the automatic grant to the four (4) then eligible current Directors serving at the conclusion of the 2000 annual meeting of the Company's shareholders.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table contains information as of March 8, 2001 with respect to the beneficial ownership of Common Stock by (i) each Director and nominee for Director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table, and (iii) all Directors and Officers of the Company as a group (including the named individuals). Unless otherwise noted, the persons as to whom the information is given had shared voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

                           BENEFICIAL OWNERSHIP TABLE

                                                              SHARES OF COMMON STOCK
                            NAME                                BENEFICIALLY OWNED     PERCENT
                            ----                              ----------------------   -------
Chris L. Branscum(1)........................................           2,700               *
Robert M. Burger............................................             500               *
Michael D. Campbell.........................................          15,949
Neil J. Doerhoff(2).........................................           3,050               *
Kirk C. Doyle(3)(4).........................................          78,128               *
Thomas E. Doyle(3)..........................................         295,785             1.9%
Philip D. Germond(5)........................................           5,758               *
Ralph E. Hoeper.............................................          54,076               *
Jay B. Kinder(6)............................................           3,827               *
John R. Roberts.............................................          16,669               *
Brian H. Strom(7)...........................................          25,979               *
Timothy D. Taron............................................           1,000               *
All Directors and Officers as a group (17 persons including
  the named individuals above)..............................         820,835             5.3%

---------------
 *  Less than 1.0%

(1) Includes 2,000 shares held by a trust for the benefit of Mr. Branscum's aunt of which Mr. Branscum is a co-trustee, and in respect of which he disclaims any beneficial interest. Mr. Branscum has sole voting and investment power for 700 shares.

(2) Includes 1,350 shares held in a trust for the benefit of Mr. Doerhoff's children of which Mr. Doerhoff is a trustee, and in respect of which he disclaims any beneficial interest. Mr. Doerhoff has sole voting and investment power for 3,050 shares.

(3) Thomas E. Doyle is the father of Kirk C. Doyle. Neither Thomas E. Doyle nor Kirk C. Doyle claims beneficial ownership in the shares reported as beneficially owned by the other.

(4) Includes 20,496 shares held by Kirk C. Doyle as custodian for his children. Kirk C. Doyle has sole voting and investment power with respect to 76,874 shares.

(5) Includes 1,048 shares held in a trust for the benefit of Mr. Germond's mother of which Mr. Germond is a co-trustee, and in respect of which he disclaims any beneficial interest.

(6) Mr. Kinder has sole voting and investment power for 3,827 shares.

(7) Includes 7,688 shares held in trusts of which Mr. Strom is a trustee.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock of the Company to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

     To the Company's knowledge, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied, except the following:
Initial Statements of Beneficial Ownership of Securities on Form 3 were filed late by David Marsh, Vice President and Chief Information Officer, and Darla J. Yetter, Assistant Secretary of the Company; a late report for Philip D. Germond, Vice President, Customer Services and Marketing of Roseville Telephone Company, relating to three purchases by a trust for the benefit of his mother; and a late report for Neil J. Doerhoff, a Director of the Company, relating to three purchases by a trust for the benefit of his children.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Board of Directors has a Compensation Committee of independent Directors comprised of John R. Roberts III, who currently serves as Chairman, Chris L. Branscum, Neil J. Doerhoff, Kirk C. Doyle and Ralph E. Hoeper. Mr. Doyle was elected to the Compensation Committee in 2001, and did not participate in the preparation of this Report. The Compensation Committee has the responsibility of reviewing and recommending a compensation program for the Company's officers including the consideration of benefit issues generally. The measures of performance used by the Compensation Committee in 2000 included:

          (i) operational goals, financial performance and the achievement of shareholder value, together with each officer's individual effectiveness in reaching those goals and achieving desirable financial performance and shareholder value;

          (ii) the skill levels and duties of the Company's officers, including the limited number of officers and the resulting determination of increased responsibilities for the Company's officers in relation to other companies;

          (iii) officer compensation at other telecommunications companies; and

          (iv) officer compensation at general industry companies.

     The Compensation Committee retains an independent consultant, Hewitt Associates LLC, to help evaluate the compensation policies of the Company, to gather and provide information about industry compensation practice and competitive compensation levels, and to recommend alternatives for the Compensation Committee's consideration which are consistent with the Company's compensation policies. Hewitt Associates is an internationally recognized firm of consultants and actuaries specializing in the design and administration of employee compensation and benefit programs.

     In order to assure that the Company is able to retain and attract executives for both the successful operation of its regulated business and the ongoing development of its unregulated businesses, the Compensation Committee, as it has done in prior years, reviewed compensation and benefits information for both telecommunications and general industry companies. The telecommunications companies were selected based upon industry and revenue size. The general industry data was obtained by reviewing information from published sources and examining the compensation practices of companies with revenues comparable to those of the Company and by using statistical techniques to compare other companies with the Company. The Compensation Committee determined that the telecommunications company data was more useful in providing information with respect to the establishment of compensation arrangements for the Company's officers which would enable the Committee to satisfy its objectives.

     The Company's existing executive compensation program consists primarily of three elements: base pay, performance bonus and awards under the recently implemented 2000 Equity Incentive Plan ("2000 Plan"). The only awards granted to executive officers under the 2000 Plan have been incentive stock option grants.

     In 2000, annual cash compensation to officers consisted of base salary and a performance bonus. The executive officers of the Company did not receive or received only a nominal increase in base pay in 2000. The performance bonus was dependent upon the satisfaction of recurring objectives, the officers' contribution to the growth of existing businesses, and the officers' contribution to strategic growth initiatives. The Company establishes performance bonus targets and maximums to permit total cash compensation (base pay plus performance bonus) to be comparable to total cash compensation for officers in the telecommunications company comparative group.

     The overall average of the total cash compensation paid to all officers as a group in 2000 was comparable to the corresponding amounts paid to all officers in the telecommunications industry comparative group. In 2000, each of the executive officers identified in the Summary Compensation Table in this Proxy Statement received the maximum target performance bonus.

     The Company in 2000 also awarded incentive stock options to executive officers for the first time as permitted by the 2000 Plan. The size of the awards in 2000 takes into consideration the historical absence of a long-term incentive compensation program, and a determination by the Compensation Committee to likely forego additional grants to incumbent executive officers in 2001, and perhaps thereafter. Even with the option grants effected in 2000, the Company's total compensation to executive officers was significantly below the total compensation paid to comparable officers in the telecommunications industry comparative group, primarily as a result of such other officers receiving larger long-term incentive compensation benefits than those currently afforded to the Company's executive officers.

     The 2000 cash compensation paid to Brian H. Strom, President and Chief Executive Officer, was comprised principally of his base salary and bonus. The salary and bonus were established taking into consideration the individual and Company compensation criteria and policies described above. Mr. Strom's base salary in 2000 was substantially identical to the 1999 amount, and he received his maximum performance bonus for 2000. The Compensation Committee, in establishing the performance bonus, recognized, among other aspects of his performance, the continued successful financial performance of the company measured by revenues and net income, the increase in shareholder value, Mr. Strom's achievement in connection with the extremely profitable divestiture of the Company's cellular limited partnership investment, the Company's continued technological advancements, and his oversight with respect to the development of the Company's emerging businesses. Mr. Strom also received incentive stock option grants in the aggregate amount relating to 60,000 shares.

     The cash compensation paid to Mr. Strom was comparable to the amount of cash compensation paid to the chief executive officers of the companies in the telecommunications industry comparative group. Mr. Strom's total compensation, even after taking into consideration the value of the 2000 incentive stock option awards, was substantially below the average total compensation paid to the chief executive officers in the telecommunications industry comparative group, primarily as a result of the other chief executive officers receiving larger long-term incentive compensation benefits than those currently afforded to Mr. Strom.

     The telecommunications comparative group consisted of 28 companies all of which are engaged in the telecommunications industry in general. None of the 28 companies whose compensation policies were considered are among the 12 companies now constituting the Dow Jones Telephone Systems Index.

                                          Compensation Committee,

                                          John R. Roberts III, Chairman
                                          Chris L. Branscum
                                          Neil J. Doerhoff
                                          Ralph E. Hoeper

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the executive compensation paid to the Company's Chief Executive Officer and the four remaining most highly paid executive officers for the years ended December 31, 2000, 1999 and 1998. In addition, as required to be reported by the Securities and Exchange Commission pursuant to applicable rules and regulations, information is also provided regarding Robert L. Doyle, the late Chairman of the Board of Directors of the Company, who passed away on August 21, 2000.

                                                                                    LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION           -------------------------------
                                          -----------------------------------                       SECURITIES
                                                               OTHER ANNUAL     RESTRICTED STOCK    UNDERLYING       ALL OTHER
                                          SALARY     BONUS    COMPENSATION(1)      AWARDS(2)       OPTIONS/SARS   COMPENSATION(3)
   NAME AND PRINCIPAL POSITION     YEAR      $         $             $                 $               (#)               $
   ---------------------------     ----   -------   -------   ---------------   ----------------   ------------   ---------------
Robert L. Doyle(4)...............  2000   296,993        --        7,416                 --               --          70,302
  Former Chairman of the           1999   329,992        --        8,090                 --               --          95,353
  Board of Directors               1998   329,992        --        9,685                 --               --          92,986
Brian H. Strom...................  2000   375,003   250,000        1,920                 --           60,000          10,050
  President and Chief              1999   374,726    80,000        1,680            139,800               --           9,800
  Executive Officer                1998   356,990    25,000        1,935            150,000               --           9,800
Michael D. Campbell..............  2000   302,994   160,000        1,030                 --           37,500          10,050
  Executive Vice President and     1999   302,794    47,000          975             93,200               --           9,800
  Chief Financial Officer;
  Treasurer                        1998   285,770    12,500        1,240            112,500               --           9,800
Jay B. Kinder....................  2000   175,470    80,000        1,120                 --           24,000           7,875
  Executive Vice President         1999   175,228    26,000        1,345             46,600               --           8,231
  and Chief Operating Officer --   1998   163,727    10,000        1,085             30,000               --           8,601
  Roseville Telephone Company
Philip D. Germond................  2000   175,491    60,000          540                 --           16,500           9,925
  Vice President, Customer         1999   160,308    25,000          795             46,600               --           8,996
  Services and Marketing --        1998   146,420    10,000          610             30,000               --           8,649
  Roseville Telephone Company
Robert M. Burger(5)..............  2000   152,786    60,000          205                 --           19,500           5,250
  Vice President and Chief
  Operating                        1999   140,503    16,000          275                 --               --           5,000
  Officer -- RCS Wireless          1998    98,648    14,453          165                 --               --              --

---------------
(1) Other annual compensation consists of gross-up payments to officers and other employees for tax liability incurred in connection with imputed premiums in respect of life insurance coverage in excess of $50,000.

(2) The amounts disclosed in this column reflect the dollar values of restricted shares granted as a result of the attainment of certain performance measures under individual agreements with the respective executive officer under the 1999 Restricted Stock Bonus Plan. No restricted shares were granted in 2000. The total number of restricted shares held by the named officers and their aggregate market value at December 31, 2000 were as follows: Brian H. Strom, 9,614 shares valued at $381,291; Michael D. Campbell, 6,856 shares valued at $271,909; Jay B. Kinder, 2,491 shares valued at $98,793; and Philip D. Germond, 2,491 shares valued at $98,793. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(3) Reflects employer contributions to the Company's Retirement Supplement Plan and Employee Stock Ownership Plan (the Company's qualified 401(k) plans) and, for Robert L. Doyle in 2000, 1999 and 1998, payments to Mr. Doyle pursuant to the Company's Supplemental Executive Retirement Plan (SERP) in the amounts of $60,252, $85,553 and $83,186, respectively.

(4) Robert L. Doyle passed away on August 21, 2000.

(5) Robert M. Burger commenced employment with the Company on April 6, 1998.

  Change of Control Agreements

     The Company has entered into change in control agreements with each of the individuals named in the Summary Compensation Table (excluding Robert L. Doyle). The agreements are in effect until December 31, 2001, and automatically extend for one-year terms unless the Company provides a notice of termination by November 30 of this year or each extended term. A "change in control of the Company" generally means (i) the acquisition by a third party of 20% or more of the Company's common stock, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company, or (iii) a partial or complete liquidation of the business for which the executive's services are performed. For payments to be owed to an executive officer, there must be a change in control of the Company and a "constructive termination" of the executive's employment (meaning generally a decrease in compensation, a reduction in job responsibility or a geographical relocation). If there is a change in control of the Company, and a subsequent constructive termination, the executive is entitled to a severance benefit equal to two times (three times for Brian H. Strom) the sum of his annual compensation and benefits received in the period prior to the separation, and the continuation of insurance and medical benefits for the executive and his family for two years (three years for Brian
H. Strom).

  Pension Plan and SERP

     The Company has a qualified defined benefit pension plan in which certain employees are eligible to participate substantially concurrently with the commencement of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. Benefits under the plans are a function of a participant's years of service with the Company and the employee's average annual compensation during the period of the five consecutive years in the last ten years of credited service in which annual compensation was the largest. The monthly retirement benefit payable under the plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts.

     While the Company may terminate the plans at any time, such termination will not deprive any participant or beneficiary of any vested accrued benefits under the plan to the extent such benefits are then funded.

     Since the Pension Plan is a defined benefit plan, funding is determined with respect to participants as a group and costs cannot be readily allocated to any individual participant. The ratio of 2000 plan contributions to estimated total covered compensation was 2.9%. Estimated total covered compensation has been determined by increasing the total base annual rate of compensation of plan participants at January 1, 2000 by 6.0%. Brian H. Strom and Michael D. Campbell are entitled to benefits under the Pension Plan and the SERP and Jay B. Kinder and Philip D. Germond under the Pension Plan, and at December 31, 1999, were credited with 12, 6, 37 and 26 years of service, respectively, under the plans. The compensation covered by the Pension Plan and the SERP for each participant is substantially similar to the sum of the salary, bonus and other annual compensation reported above for each executive officer. Covered compensation for officers not included in the SERP is limited to $170,000 with the annual benefit limited accordingly. The table below illustrates approximate annual benefits payable under the plans for the ranges of pay and periods of service indicated, assuming retirement at age 65 in 2001.

                                                 ESTIMATED ANNUAL PENSION FOR
                                                REPRESENTATIVE YEARS OF SERVICE
     HIGHEST CONSECUTIVE        ---------------------------------------------------------------
FIVE-YEAR AVERAGE COMPENSATION     15         20         25         30         35         40
------------------------------  --------   --------   --------   --------   --------   --------
$150,000....................    $ 39,375   $ 52,500   $ 65,625   $ 78,750   $ 91,875   $105,000
 200,000....................      52,500     70,000     87,500    105,000    122,500    140,000
 250,000....................      65,625     87,500    109,375    131,250    153,125    175,000
 300,000....................      78,750    105,000    131,250    157,500    183,750    210,000
 350,000....................      91,875    122,500    153,125    183,750    214,375    245,000
 400,000....................     105,000    140,000    175,000    210,000    245,000    280,000
 450,000....................     118,125    157,500    196,875    236,250    275,625    315,000
 550,000....................     144,375    192,500    240,625    288,750    336,875    385,000
 650,000....................     170,625    227,500    284,375    341,250    398,125    455,000

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding option grants in 2000 to each of the current officers named in the Summary Compensation Table. The Company did not grant any stock appreciation rights to such officers during 2000.

                                    NUMBER OF          % OF TOTAL
                                    SECURITIES       OPTIONS GRANTED     EXERCISE                  GRANT DATE
                                UNDERLYING OPTIONS   TO EMPLOYEES IN      PRICE       EXPIRATION     PRESENT
             NAME                   GRANTED(1)       FISCAL YEAR(2)    ($/SHARE)(3)      DATE      VALUE($)(4)
             ----               ------------------   ---------------   ------------   ----------   -----------
Brian H. Strom................        48,000              10.2%           $39.25      June 2010     $464,765
                                      12,000                              $40.00      Dec. 2010     $ 99,716

Michael D. Campbell...........        30,000               6.3%           $39.25      June 2010     $278,688
                                       7,500                              $40.00      Dec. 2010     $ 62,323

Jay B. Kinder.................        18,000               4.1%           $39.25      June 2010     $167,213
                                       6,000                              $40.00      Dec. 2010     $ 49,858

Philip D. Germond.............        12,000               2.0%           $39.25      June 2010     $111,475
                                       4,500                              $40.00      Dec. 2010     $ 37,394

Robert M. Burger..............        15,000               2.6%           $39.25      June 2010     $139,344
                                       4,500                              $40.00      Dec. 2010     $ 37,394

---------------
(1) The options which will expire in June 2010 are exercisable 25% after the first year, 50% after the second year, 75% after the third year, and 100% after the fourth year. The options which will expire in December 2010 are exercisable commencing in 2004.

(2) The Company granted options to purchase 588,700 shares to employees in 2000. The percentages shown are aggregated to reflect all grants to the officers identified in the table.

(3) The exercise price may be paid by delivery of already-owned shares, and tax-withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions. The exercise price is the fair market value on the date of grant.

(4) The estimated present value at grant date of options granted during 2000 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 5.7 years; a risk-free interest rate of 6.05%, a volatility rate of .2%; and a dividend yield of 2.5%.

                AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table shows aggregate exercises of options to purchase the Company's Common Stock in the year ended December 31, 2000, by the officers named in the Summary Compensation Table and the value of each of such officer's unexercised options at December 31, 2000.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AS FISCAL          IN-THE-MONEY OPTIONS AT
                                    SHARES                        YEAR-END (#)             FISCAL YEAR-END ($)(1)
                                  ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME             YEAR    EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ----   -----------   --------   -----------   -------------   -----------   -------------
Brian H. Strom...........  2000        0           0            0           60,000            0           $33,120
Michael D. Campbell......  2000        0           0            0           37,500            0           $20,700
Jay B. Kinder............  2000        0           0            0           24,000            0           $12,420
Philip D. Germond........  2000        0           0            0           16,500            0           $ 8,280
Robert M. Burger.........  2000        0           0            0           19,500            0           $10,350

---------------
(1) The value of unexercised Company options is based on the difference between the exercise price and the average of the high and low market prices of Company Common Stock on December 29, 2000 of $39.94.

                        REPORT OF THE AUDIT COMMITTEE OF
                             THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company's management has primary responsibility for preparing the financial statements and the Company's financial reporting process. The Audit Committee is governed by a written charter approved by the Board of Directors, and which is attached as Appendix A.

     In this context, the Audit Committee hereby reports as follows:

          1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

          2. The Audit Committee has discussed with the independent auditors, the matters required to be discussed by SAS 61, Communications with Audit Committees.

          3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and has discussed with the independent auditors the independent auditors' independence.

          4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

                                          Audit Committee,

                                          Neil J. Doerhoff, Chairman
                                          Chris L. Branscum
                                          John R. Roberts III
                                          Timothy D. Taron

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's wholly-owned subsidiary Roseville PCS, Inc., is the manager of and has an approximate 97% interest in West Coast PCS LLC, dba RCS Wireless ("RCS Wireless"), the other approximate 3% of which is owned by Foresthill Telephone Company. Ralph E. Hoeper, a Director of the Company and member of the Compensation Committee, is the President and owner of Foresthill Telephone Company. RCS Wireless has acquired four Personal Communications Services (PCS) licenses to offer PCS services to areas located in central California including Sacramento, Stockton, Modesto and Yuba City, and began providing wireless services in 1999. The Operating Agreement of RCS Wireless, which was authorized by the disinterested members of the Company's Board of Directors, requires contributions to RCS Wireless commensurate with each participant's ownership interest.

     The Company's wireless affiliate, RCS Wireless, has purchased products from Repeater Technologies, Inc., a company for which Chris L. Branscum, a Director of the Company and member of the Compensation Committee, serves as President and Chief Executive Officer and as a director. In the year 2000, the Company's aggregate purchases were approximately $1.02 million, pursuant to industry-custom purchase orders and terms and conditions. The Company may continue to have similar transactions in the future. In the opinion of the Company's management, the transactions were on as favorable terms as could have been obtained from nonaffiliated companies.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Timothy D. Taron, a Director of the Company, is a partner in the law firm of Hefner, Stark & Marois, LLP, which provided legal services to the Company in 2000, and which is expected to provide services to the Company in 2001.

     During 2000 and thereafter, the Company maintained a Certificate of Deposit with Five Star Bank. Michael D. Campbell, Executive Vice President and Chief Financial Officer of the Company, is a director of Five Star Bank. In the opinion of the Company's management, the transaction is on terms at least favorable as would have been available in transactions with other parties.

                               PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total shareholder return of the Company's Common Stock (assuming dividend reinvestment) with the Dow Jones Telephone Systems Index (a published index which includes 12 telecommunications companies) and the Russell 2000(R) Index. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1995 respectively in each of Roseville Communications Company, the Dow Jones Telephone Systems Index and the Russell 2000(R) Index. The stock performance shown on the graphs below is not necessarily indicative of future price performance.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                    AMONG ROSEVILLE COMMUNICATIONS COMPANY,
                     DJ TELEPHONE SYSTEMS AND RUSSELL 2000

                             [PERFORMANCE GRAPH]

           --------------------------------------------------------------------------------
                                   1995      1996      1997      1998      1999      2000
           --------------------------------------------------------------------------------
            RCC                    $100      $105      $116      $138      $161      $195
            DJ Telephone           $100      $100      $141      $214      $253      $151
            Russell 2000           $100      $116      $143      $139      $168      $147
           --------------------------------------------------------------------------------

                              INDEPENDENT AUDITORS

     Ernst & Young LLP, the Company's auditors since 1960, has been selected by the Company as its independent auditors for the current year. A representative of Ernst & Young LLP is expected to be present at the meeting to be available to respond to appropriate questions and will have the opportunity to make a statement if such representative desires to do so.

     The following table sets forth the aggregate fees billed by Ernst & Young LLP to the Company for:

     (i) Audit Fees in connection with the audit of the Company's 2000 annual financial statements and the review of financial statements in the Company's Quarterly Reports on Form 10-Q filed in 2000;

     (ii) Financial Information Systems Design and Implementation Fees for the year 2000; and

     (iii) All Other Fees for the year 2000 other than for services covered in
(i) or (ii), which included audit-related services of $83,000 and non-audit services of $138,000. Audit-related services fees generally include fees for employee benefit plan audits, accounting consultations and SEC registration statements.

Audit Fees..................................................  $309,000
Financial Information Systems
  Design and Implementation Fees............................  $     --
All Other Fees..............................................  $221,000

                              COST OF SOLICITATION

     The total cost of preparing, assembling and mailing the proxy statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the proxy statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the proxy statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the proxy statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the proxy statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

                    OTHER MATTERS AND SHAREHOLDER PROPOSALS

     As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgment.

     Proposals of shareholders intended to be presented at the 2002 Annual Meeting must be received by the Company not later than December 10, 2001 to be considered for inclusion in the Company's proxy statement.

Roseville, California, April 6, 2001.

                                         By Order of the Board of Directors

                                          /s/ THOMAS E. DOYLE

                                              Thomas E. Doyle
                                           Chairman of the Board

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

                                  ORGANIZATION

     The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors the internal auditors (if any), and the financial management of the corporation.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Recommend to the directors the firm of certified public accountants to be employed by the Company as its independent auditors to audit the financial statements of the corporation and its divisions and subsidiaries for the ensuing year.

     - Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors, the company's internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

     - Review with management and the independent auditors, upon completion of their audit, financial results for the year, as reported in the Company's financial statements, supplemental disclosures to the Securities and Exchange Commission or other disclosures.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (a) the Company and (b) any employee, officer or member of the Board of the Company or any affiliates of the foregoing.

     - Review accounting and financial human resources and succession planning within the company.

     - Submit, or cause to be submitted, the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, doing so is appropriate.

                                     [MAP]

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS THIS PROXY IS SOLICITATED ON BEHALF
                           OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Items 1 and 2       MARK
                                                              YOUR VOTES [ X ]
                                                               LIKE THIS

                                                                  WITHHELD
ITEM 1-ELECTION OF DIRECTORS                         FOR          FOR ALL
Nominees:
01      Thomas E. Doyle                            [     ]        [     ]
02      Brian H. Strom
03      Ralph E. Hoeper
04      John R. Roberts III
05      Chris L. Branscum
06      Neil J. Doerhoff
07      Kirk C. Doyle
08      Timothy D. Taron
WITHHELD FOR:  (Write that nominee's name
in the space provided below)

-------------------------------------

                                                    FOR           AGAINST             ABSTAIN
ITEM 2-CHANGE OF COMPANY NAME                     [     ]         [     ]             [     ]

ITEM 3-OTHER BUSINESS

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW

                                                              COMPANY NUMBER:

                                                              PROXY NUMBER:

                                                              ACCOUNT NUMBER:


Signature________________________Signature_______________________Date__________

NOTE: Please sign exactly as name appears heron. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                  -FOLD AND DETACH HERE AND READ REVERSE SIDE-

                            VOTE BY PHONE OR INTERNET

                            QUICK***EASY***IMMEDIATE

                        ROSEVILLE COMMUNICATIONS COMPANY

- You can now vote your shares electronically through the Internet or the telephone.

-       This eliminates the need to return the proxy card.

- Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed dated and returned the proxy card

TO VOTE YOUR PROXY BY INTERNET

WWW.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                                 ELECTRONICALLY

                                                               [OVER]

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        ROSEVILLE COMMUNICATIONS COMPANY

        The undersigned hereby appoints Thomas E. Doyle, Brian H. Strom, Ralph
E. Hoeper, John R Roberts III, Chris L. Branscum, Neil J. Doerhoff, Kirk C. Doyle and Timothy D. Taron as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side, all shares of stock of _______________________ standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 18, 2001 or any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


                             -FOLD AND DETACH HERE-